AMENDMENT TO
EMPLOYMENT CONTINUATION AGREEMENT

This amendment (“Amendment”) to Employment Continuation Agreement (“Agreement”) is by and between Protective Life Corporation, a Delaware corporation (the "Company"), and ___________________ ("Officer") is dated and effective as of __________, 2007.

WITNESSETH :

WHEREAS, the Company and Officer are parties to the Agreement;

WHEREAS, the Company desires to amend the Agreement in order to further its purposes, and Officer is willing to enter into such an amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Officer hereby agree as follows:

1.  Section 7(c)(i) is amended to read in its entirety as follows:

(c)         Termination by the Company other than for Cause and Good Reason Termination by Officer.

(i)         Lump Sum Payments.  If either (a) the Company terminates Officer's employment other than for Cause during the Employment Period or (b) Officer terminates employment for Good Reason at any time during the Employment Period, then the Company shall pay to Officer the following amounts:

(A)	Officer's Earned Salary;

(B)	a cash amount (the "Severance Amount") equal to one and one-half (1.5) times the sum of

(1)	Officer's annual Base Salary; and

(2)
the greater of (i) the average of the bonus amount payable (including any amounts payable under the AIP) to Officer (including any amounts the receipt of which Officer elected to defer) with respect to the three fiscal years of the Company (or, if fewer, the number of such fiscal years in which Officer was an employee of the Company or its affiliates) immediately before the Change in Control (including, for this purpose, any AIP Payout (as defined in Section 7(c)(i)(C)) or (ii) the average of the bonus amount payable (including any amounts payable under the AIP) to Officer (including any amounts the receipt of which Officer elected to defer) with respect to the three fiscal years of the Company (or, if fewer, the number of such fiscal years in which Officer was an employee of the Company or its affiliates) immediately before the Date of Termination (including, for this purpose, any AIP Payout); and

(C)
if Officer has an annual cash bonus opportunity (including a cash bonus  opportunity under the AIP) outstanding and unpaid as of the Date of Termination, a cash payment (the “AIP Payout”) equal to (1) if the Date of Termination is before December 31 of the fiscal year of the Company to which such bonus opportunity relates, an amount equal to Officer’s target bonus opportunity under such bonus plan for such fiscal year, and (2) if the Date of Termination is on or after December 31 of the fiscal year of the Company to which such bonus opportunity relates, an amount equal to the amount Officer would have received under such bonus plan for such fiscal year based on actual achievement of the performance goals with respect thereto (assuming, for this purpose, that all subjective performance measures are achieved at a level equal to the greater of the level determined by the Company pursuant to the terms of such bonus plan and 100%).  Payment of the AIP Payout shall be in lieu of payment of any annual cash bonus opportunity otherwise due and payable with respect to the fiscal year of the Company referred to in this Section 7(c)(i)(C).

(D)	the Accrued Obligations.

The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or such earlier date required by law), following the Date of Termination. The AIP Payout shall be paid in cash in a single lump sum (a) if payable under Section 7(c)(i)(C)(1), as soon as practicable, but in no event more than 10 business days (or such earlier date required by law), following the Date of Termination, and (b) if payable under Section 7(c)(i)(C)(2), as soon as practicable, but in no event more than 30 business days (or such earlier date required by law), following the Date of Termination.  Accrued Obligations shall be paid in accordance with the terms of the applicable plan, policy, program or arrangement.

2.	This Amendment shall terminate on December 31, 2008, unless a Change of Control occurs on or before that date.

3.	Except as otherwise provided herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company and Officer have duly executed this Amendment as of the day and year first above written.

PROTECTIVE LIFE CORPORATION

By:_____________________________
Name:                 John D. Johns
Title:                  Chairman of the Board, President and
Chief Executive Officer

OFFICER

Signature: _______________________
Name:                 ______________________